Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2018 RESULTS AND

PROVIDES UPDATE TO 2019 TOTAL YEAR FINANCIAL GUIDANCE

THE WOODLANDS, Texas, February 27, 2019 / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) today announced fourth quarter and full year 2018 consolidated financial results.

Consolidated revenues for the quarter ended December 31, 2018 were $138 million compared to $115 million for the third quarter of 2018 and $83 million for the fourth quarter of 2017.  Compared to the third quarter of 2018, total revenues increased 20% driven by a record high of new equipment sales, stronger aftermarket services activity, and continued improvements in Compression and related services.  Net loss for the quarter ended December 31, 2018 was $3.7 million compared to a net loss of $7.9 million in the third quarter of 2018 and a net loss of $10.7 million in the fourth quarter of 2017.

Selected key operational and financial metrics for the fourth quarter are as follows:

•	Fourth quarter Adjusted EBITDA(1) improved by 14% to $30.2 million from the third quarter of 2018.
•

Compression and related services gross margin was 43.6% in the fourth quarter, which includes the impact of a $2.1 million non-income tax contingency. Excluding this item, Compression and related services gross margin would have been 47.1%(1) in the fourth quarter compared to 47.2% in the third quarter of 2018.

•	Distributable cash flow(1) improved to $13.3 million, up 48% from the third quarter of 2018 and, combined with our distribution cut, resulted in a distribution coverage ratio(1) of 28x.
•	Overall, service fleet utilization increased from the third quarter by 30 bps to 86.6%. Utilization for high horsepower equipment (greater than 1,000 horsepower per unit) was 95.0%.
•	Backlog for new equipment sales was $105.2 million as of December 31, 2018, following over $53 million in new equipment sales in the fourth quarter.
•	New equipment orders received in the fourth quarter totaled $18.0 million while total orders received in 2018 were $188 million.
•

On December 20, 2018, we announced a reduction in the quarterly common unit distribution.  We intend to use the savings to cash redeem the remaining outstanding Series A Convertible Preferred Units to avoid further dilution to the common unit holders.

   (1) These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).  Please see Schedules B, C, D and E for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures

Unaudited results of operations for the quarter ended December 31, 2018 compared to the prior quarter and the corresponding prior year quarter are presented in the accompanying financial tables.

	Three Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Q4-18 vs. Q3-18	Q4-18 vs. Q4-17
	(In Thousands, Except Ratios, and Percentages)
Net loss	$ (3,702)	$ (7,947)	$ (10,673)	53%	65%
Adjusted EBITDA(1)	$ 30,178	$ 26,539	$ 21,022	14%	44%
Distributable cash flow(1)	$ 13,283	$ 8,959	$ 5,368	48%	147%
Quarterly cash distribution per unit	$ 0.01	$ 0.1875	$ 0.1875	(95)%	(95)%
Distribution coverage ratio(1)	28x	1.07x	0.73x	—	—
Fleet capital expenditures	$ 19,159	$ 26,219	$ 4,368	(27)%	339%
Net cash provided by operating activities	$ 23,605	$ 10,789	$ 14,496	126%	68%
Free cash flow(1)	$ (1,720)	$ (20,113)	$ 3,083	91%	(156)%

(1) These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”)  Please see Schedules B, C and D for the reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Owen Serjeant, President of CSI Compressco, commented, “We continue to see strong demand for all of our service and product offerings.  We are extremely pleased with another strong sequential improvement in our results, which was consistent with our expectations.  Despite the pull back in oil prices in the fourth quarter of 2018, we have seen no material slowdown in any of our businesses and remain bullish on 2019 given the feedback and queries we are getting from our customers.  However, while we do not expect new equipment sales to continue at the record high levels we experienced in the fourth quarter, we continue to see that business line performing well.

“We further expect that as oil and gas operators and midstream companies continue to build out their networks and infrastructures to move increased volumes of produced associated gas, the demand for our products and services will continue to be strong.

“While our customers are revising their 2019 budgets to fit the updated macro outlook, we believe any negative impact of these revisions for our business will be minimal, and could be seen in our new equipment orders where project timing is still difficult to predict.  Overall, however, we believe 2019 will represent a strong improvement from 2018 given the orders and commitments we have from our customers for additional Compression and related services and a continued strong aftermarket services market environment.  We also have a healthy backlog for equipment sales as of December 31, 2018 that will support our 2019 equipment sales.  Customer demand for high horsepower compression equipment in key basins remains strong and our key customers continue to invest in infrastructure that requires large amounts of new build compression equipment.

“New equipment orders totaled $18.0 million in the fourth quarter while total orders received in 2018 were $188 million. Most of these orders were from Permian Basin midstream companies investing to address takeaway constraints and building gas processing plants, which continue to offer opportunities to us as the largest vertically integrated compression supplier.  At the end of 2018, our new equipment sales backlog was $105.2 million, all of which we expect to deliver in 2019.  In the first two months of 2019, we received another $12 million of orders.  Our customers are still putting their 2019 budgets together, but we have an active and robust new equipment quotation pipeline and anticipate stronger incoming orders as the year progresses and as customers continue with their investment plans.  However, we do not expect new equipment orders in 2019 to match the 2018 levels.  Orders placed after the first quarter of 2019 will likely be delivered in 2020 due to lead times of the key components for our equipment.

“Compression and related services revenue was $60.6 million in the fourth quarter and Compression and related services gross margin was 43.6%.  Compression and related services gross margins excluding the impact of tax contingency of $2.1 million was 47.1% (see Schedule D for reconciliation of this non-GAAP financial measure) decreased slightly from the third quarter due to slightly higher labor and inventory-related costs.  However, we continue to see the benefits from better pricing and other efficiencies as contracts roll over, as additional high horsepower units are deployed at higher rates, and from the benefits of our ERP system, which improves operational efficiencies.  New Compression and related services equipment is being directed primarily to existing customers in concentrated horsepower areas, with minimal incremental costs.  Pricing opportunities are still available to us as contracts roll over and as we deploy new equipment.  In 2018 we deployed 92,822 of new horsepower to our service fleet, mainly high horsepower equipment targeted at our existing customers who are focused on gathering systems and centralized gas lift.

“New equipment sales activities, which complement our Compression and related services business, had an extremely strong quarter as we delivered the highest quarterly sales since the acquisition of Compressor Systems, Inc. in 2014.  Revenue from equipment sales was $55.6 million, an increase of 52% over the third quarter.  While we do not expect  to repeat this level of equipment sales in the first or second quarters of 2019, we believe demand remains robust.  We expect the first quarter of 2019 to be near the levels of the second or third quarter of 2018 for equipment sales.  Our ability to fabricate this equipment in our facility in Midland, Texas continues to be a competitive advantage from a cost, quality and timing perspective.

“Aftermarket services activity continues to improve and deliver strong growth year over year. Aftermarket services revenue increased 10% over the third quarter of 2018.  We expect this business to continue to stay strong as the industry adds horsepower to the market and requires minor and major equipment overhauls and part sales.

“As of December 31, 2018, aggregate Compression and related services fleet horsepower totaled 1,135,477 and the overall fleet utilization rate was 86.6%. We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of such date.  We do not exclude idle horsepower under repair or horsepower that is otherwise impaired from our calculation of utilization rates.”

On December 20, 2018, CSI Compressco announced that it intended to reduce the quarterly common unit distribution for the fourth quarter of 2018 from $0.1875 per unit ($0.75 per unit per year) to $0.01 per unit ( $0.04 per unit per year) for a period of up to four quarters.  Our intention is to review the amount of the quarterly distribution in the second half of 2019.  We intend to use the savings from the reduced distributions to cash redeem the remaining outstanding Series A Convertible Preferred units in order to avoid further diluting our existing common unit holders, which we believe to be a prudent move as a result of our low common unit trading price despite a strong earnings environment and outlook.  Our goal, which we stated at the May 31, 2018 Investor Conference in New York City continues to be to improve our Adjusted EBITDA leverage ratio from the current levels to 4.5x or below, and we believe we are making great progress towards that goal.

Forward-Looking Guidance

As announced on December 20, 2018, we expect 2019 revenue to be between $490 million and $520 million and Adjusted EBITDA to be between $125 million and $140 million.  We further expect that our average distribution coverage ratio for 2019 will be between 30x and 35x in 2019 with aggregate 2019 distributable cash flow increasing to between $55.5 million and $68.5 million.  Reconciliations of expected Adjusted EBITDA, distributable cash flow, free cash flow and distribution coverage ratio to the nearest GAAP financial measures are included on Schedules B, C, D and E.

We expect 2019 total capital expenditures to total $60 million to $65 million, which we expect to fund from cash on hand and cash flow from operations. This range includes $18 million to $20 million for maintenance capital expenditures and $42 million to $45 million of growth capital expenditures that would provide approximately 79,000 of horsepower to be deployed to our fleet in 2019, all with client commitments. This range excludes $15 million, or 20,700 horsepower, that TETRA has agreed to purchase and lease to us under a five-year financing lease. We have the right to buy the equipment any time over the next five years in accordance with the terms of the agreements with TETRA, and have no obligation to buy the equipment at the end of the five-year term. This support from TETRA will allow us to meet current client demands without having to access the debt and equity markets or our credit facility.

Conference Call

CSI Compressco will host a conference call to discuss fourth quarter and full year 2018 results today, February 27, 2018, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com.  A replay of the conference call will be available at 1-877-344-7529, conference number 10127832, for one week following the conference call and the archived webcast call will be available through the Company’s website for thirty days following the conference call.

Fourth Quarter 2018 Cash Distribution on Common Units

On January 22, 2019, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the fourth quarter of 2018 of $0.01 per outstanding common unit, which was paid on February 14, 2019, to common unitholders of record as of the close of business on February 1, 2019.  The distribution coverage ratio (which is a non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure on Schedule B below) for the fourth quarter of 2018 was 28x.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s Compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.14 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with Compression and related services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages and custom-designed compressor packages designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
	(in Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$ 60,582	$ 58,869	$ 53,359	$ 229,895	$ 205,774
Aftermarket services	21,928	19,869	10,854	70,907	40,287
Equipment sales	55,558	36,518	18,888	137,861	49,505
Total revenues	138,068	115,256	83,101	438,663	295,566
Cost of revenues (excluding depreciation and amortization expense):
Cost of Compression and related services	34,165	31,074	30,763	127,128	116,956
Cost of aftermarket services	17,707	16,165	8,440	57,870	32,256
Cost of equipment sales	50,334	33,458	16,145	123,399	44,286
Total cost of revenues	102,206	80,697	55,348	308,397	193,498
Depreciation and amortization	18,004	17,681	17,280	70,500	69,140
Impairments and other charges	681	—	—	681	—
Insurance recoveries	—	—	—	—	(2,352)
Selling, general, and administrative expense	9,862	10,592	7,760	39,600	33,438
Goodwill Impairment	—	—	—	—	—
Interest expense, net	13,482	13,847	11,232	52,585	43,135
Series A Preferred fair value adjustment	(2,375)	570	1,561	(838)	(3,402)
Other (income) expense, net	(647)	(78)	—	2,101	(216)
Income (loss) before income tax provision	(3,145)	(8,053)	(10,080)	(34,363)	(37,675)
Provision (benefit) for income taxes	557	(106)	593	2,615	2,784
Net income (loss)	$ (3,702)	$ (7,947)	$ (10,673)	$ (36,978)	$ (40,459)

Net income (loss) per diluted common unit	$ (0.10)	$ (0.18)	$ (0.29)	$ (0.88)	$ (1.13)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, gross profit and gross margin of our Compression and related services business excluding the impact of tax contingency, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and before certain non-cash charges consisting of impairments, bad debt expense attributable to bankruptcy of customer, non-cash costs of compressors sold, equity compensation, fair value adjustments of our Series A Convertible Preferred Units, administrative expenses under the Omnibus Agreement paid in equity using common units, severance expense, non-recurring adjustments, write-off of unamortized financing costs, and software implementation expense.

Compression and related services gross profit and gross margin excluding the impact of tax contingency is used as a supplemental financial measure by the Partnership’s management, to assess normalized gross profit and margins for the Compression and related services business, excluding any unusual or one-time items.  The Partnership defines gross profit and gross margin, excluding the impact of tax contingency, as gross profit and gross margin less the impact of non-income tax contingency.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, gross margin, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule B - Reconciliation of Net Income/(Loss) to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio (unaudited)

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended December 31, 2018, September 30, 2018 and December 31, 2017, and the twelve-month periods ended December 31, 2018 and 2017:

	Three Months Ended			Twelve Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
	(In Thousands)
Net loss	$ (3,702)	$ (7,947)	$ (10,673)	$ (36,978)	$ (40,459)
Interest expense, net	13,482	13,847	11,232	52,585	43,135
Provision for income taxes	557	(106)	593	2,615	2,784
Depreciation and amortization	18,004	17,681	17,280	70,500	69,140
Impairments and other charges	681	—	—	681	—
Non-cash cost of compressors sold	1,040	1,951	1,768	4,126	8,505
Expense for unamortized finance costs	—	—	—	3,539	—
Equity Compensation	380	367	(933)	639	1,219
Series A Preferred transaction costs	—	—	—	—	37
Series A Preferred fair value adjustments	(2,375)	570	1,561	(838)	(3,402)
Non-income tax contingency	2,110	—	—	2,110	—
Omnibus expense paid in equity	—	—	—	—	1,746
Severance	—	—	—	12	63
Acquisition costs	—	176	—	176	—
Software implementation	—	—	194	—	974
Adjusted EBITDA	30,177	26,539	21,022	99,167	83,742

Less:
Current income tax expense	458	343	311	2,793	2,027
Maintenance capital expenditures	4,613	5,194	6,936	19,735	21,055
Interest Expense, net	13,482	13,847	11,232	52,585	43,135
Severance	—	176	—	12	63
Plus:
Non-cash items included in interest expense	1,658	1,980	2,825	8,496	12,054
Distributable cash flow	13,282	8,959	5,368	32,538	29,516

Cash distribution attributable to period	476	8,383	7,389	24,489	27,582

Distribution coverage ratio	28x	1.07x	0.73x	1.33x	1.07x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended December 31, 2018, September 30, 2018 and December 31, 2017, and the twelve-month periods ended December 31, 2018 and 2017:

Results of Operations (unaudited)	Three Months Ended			Twelve Months Ended
	Dec 31, 2018	Sep 30, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
	(In Thousands)
Cash from operations	23,605	10,789	14,496	30,121	39,068
Capital expenditures, net of sales proceeds	(23,325)	(30,902)	(11,413)	(103,489)	(25,126)
Free cash flow	(1,720)	(20,113)	3,083	(73,368)	13,942

Schedule D - Reconciliation of Compression and Related Services Gross Profit and Gross Margin excluding the impact of tax contingency (unaudited)

The following table reconciles Compression and related services gross profit and gross margin to Compression and related services gross profit and gross margin excluding the impact of tax contingency for the three month periods ended December 31, 2018 and September 30, 2018.

	Three Months Ended
	Dec 31, 2018	Sep 30, 2018

Revenue of Compression and related services	$ 60,582	$ 58,869

Cost of Compression and related services, excluding depreciation	34,165	31,074

Gross Profit of Compression and related services	26,417	27,795

Gross Margin	43.6%	47.2%

Non-income tax contingency	2,110	-

Gross Profit excluding the impact of tax contingency	28,527	27,795

Gross Margin excluding the impact of tax contingency	47.1%	47.2%

Schedule E - Reconciliation of Projected Net Income/(Loss) to Adjusted EBITDA and Distribution Coverage Ratio (unaudited)

The following table reconciles a range of projected 2019 net loss to projected 2019 Adjusted EBITDA and projected 2019 Distribution Coverage Ratio.

	2019 Guidance
	Low ($125M EBITDA)	High ($140M EBITDA)

Net income (loss)	$ (6,900)	$ 3,000
Interest expense, net	52,500	52,500
Provision for income taxes	3,000	4,000
Depreciation and amortization	72,000	76,000
Non-cash cost of compressors sold	2,500	2,200
Equity Compensation	1,900	2,300
Adjusted EBITDA	125,000	140,000

Less:
Current income tax expense	$ 3,000	$ 4,000
Maintenance capital expenditures	18,000	20,000
Interest Expense, net	52,500	52,500
Non-cash items included in interest expense	4,000	5,000
Distributable cash flow	55,500	68,500

Cash distribution attributable to period	1,800	2,000

Distribution coverage ratio	30.83x	34.25x

Schedule E assumes common units distributions in 2019 will continue at the current amount of $0.04 per common unit on an annualized basis.

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio V Serrano

Chief Financial Officer

Phone:  281-364-5029

www.csicompressco.com